Exhibit 10.2

MODINE MANUFACTURING COMPANY
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made and entered into as of the 15th day of June, 2007, by and between Modine Manufacturing Company, a Wisconsin corporation, having its principal place of business in Racine, Wisconsin (the "Company"), and Bradley C. Richardson of Racine, Wisconsin ("Executive").

WHEREAS, the Company has previously entered into an employment agreement with Executive; and

WHEREAS, the Company has previously entered into a change in control and termination agreement with Executive;

WHEREAS, the Company and Executive wish to consolidate the terms of the prior employment agreement and the prior change in control and termination agreement into a single employment agreement that complies with Section 409A of the Internal Revenue Code; and

WHEREAS, the Company desires to engage Executive and Executive is desirous of committing himself to serve the Company for the period and on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.  Employment; Period of Employment.

The period of employment shall be the period beginning on the date hereof and terminating on the date 36 months after such date (the "Period of Employment"), provided that for each day from and after the date hereof the Period of Employment will automatically be extended for an additional day, unless either the Company or Executive has given written notice to the other party of its or his election to cease such automatic extension, in which case the Period of Employment shall be the 36-month period beginning on the date such notice is received by such other party.

2.  Definitions.

For purposes of this Agreement:

2.1  “Actual Bonus” shall mean the amount of Executive’s incentive bonus compensation actually payable for a fiscal year under an incentive compensation plan maintained by the Company.

2.2  "Affiliate" or "Associate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

2.3  "Average Annual Earnings" shall mean the sum of Executive's Five-Year Average Base Salary and his Five-Year Average Actual Bonus.

2.4  "Base Salary" shall mean Executive's per annum base salary at the rate in effect on the date of a termination of employment; provided, however, that for purposes of Section 9, such rate shall in no event be less than the highest rate in effective for Executive at any time during the Period of Employment.

2.5  "Beneficiary" shall mean the person or entity designated by Executive, by written instrument delivered to the Company, to receive the benefits payable under this Agreement in the event of his death. If Executive fails to designate a Beneficiary, or if no Beneficiary survives Executive, such death benefits shall be paid:

(a)  to his surviving spouse; or

(b)  if there is no surviving spouse, to his living descendants per stirpes; or

(c)  if there is neither a surviving spouse nor descendants, to his duly appointed and qualified executor or personal representative.

2.6  A "Change in Control" shall be deemed to take place on the occurrence of any of the following events:

(a)  The commencement by an entity, person or group (other than the Company or an Affiliate or Associate) of a tender offer for at least 30% of the outstanding capital stock of the Company entitled to vote in elections of directors ("Voting Power");

(b)  The effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 30% of the Voting Power, or a Substantial Portion of the Property, of the Company other than to an entity of which the Company owns at least 50% of the Voting Power; or

(c)  During any period of 24 months that ends during the Period of Employment, regardless of whether such period commences before or after the effective date of this Agreement, the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company.

2.7  "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.8  "Defined Contribution Plan" shall mean any Retirement Plan that is a defined contribution plan as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

2.9  "Five-Year Average Base Salary" shall mean the average of Executive's per annum Base Salary (determined without reference to the proviso in section 2.4) payable for the five-year period ending on the last day of the Company's fiscal year immediately preceding the fiscal year of Executive's Termination; provided, however, if Executive had not been employed for the entire five-year period, "Five-Year Average Base Salary" shall mean the average of Executive's per annum Base Salary payable over his actual period of employment.

2.10  "Five-Year Average Actual Bonus" shall mean the average of Executive's Actual Bonus payable under the Company's Management Incentive Plan, or such equivalent successor plan as may be adopted by the Company, for the five-year period ending on the last day of the Company's fiscal year immediately preceding the fiscal year of Executive's Termination; provided, however, if Executive had not been employed for the entire five-year period, "Five-Year Average Actual Bonus" shall mean the average of Executive's Actual Bonus payable over his actual period of employment.

2.11  "Good Cause" shall be deemed to exist if, and only if:

(a)  Executive engages in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of the Company; or

(b)  Executive breaches any provision of section 12 (relating to confidential information), and such breach results in a demonstrably material injury to the Company.

2.12  "Good Reason" shall mean at least one of the following events has occurred without the consent of Executive:

(a)  A material diminution in Executive’s Base Salary;

(b)  A material diminution in Executive’s authority, duties or responsibilities;

(c)  A material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report; or

(d)  A material diminution in the budget over which Executive retains authority;

(e)  A material change in the geographic location at which Executive must perform the services; or

(f)  Any other action or inaction that constitutes a material breach of the terms of this Agreement provided that in any event set forth in this section 2.12, (i) Executive shall have provided notice of the Good Reason condition to the Company and election to terminate his employment under this Agreement within 90 days of the occurrence of the Good Reason event and (ii) the Company’s 30 day cure period has expired.

An election by Executive to terminate his employment for Good Reason shall not be deemed a voluntary termination of employment by Executive for the purpose of this Agreement or any plan or practice of the Company.

2.13  “Pension Plan” shall mean any Retirement Plan that is a defined benefit plan as defined in Section 3(35) of ERISA.

2.14  "Retirement Plan" shall mean any qualified or supplemental employee pension benefit plan, as defined in Section 3(2) of ERISA, currently or hereinafter made available by the Company in which Executive is eligible to participate.

2.15  "Severance Period" shall mean the period beginning on the date Executive's employment with the Company terminates under circumstances described in section 9.1 of this Agreement and ending on the date 36 months thereafter.

2.16  "Substantial Portion of the Property of the Company" shall mean 50% of the aggregate book value of the assets of the Company and its Affiliates and Associates as set forth on the most recent balance sheet of the Company, prepared on a consolidated basis, and reviewed by its regularly employed, independent, certified public accountants.

2.17  "Target Bonus" shall mean the amount of Executive's target annual incentive bonus compensation for the fiscal year in which the date of a termination of employment under circumstances described in section 9.1 below occurs, under the incentive bonus compensation plan maintained by the Company for such year; provided, however, that such amount shall in no event be less than the highest amount in effect for Executive at any time during the Period of Employment.

2.18  "Welfare Plan" shall mean any health and dental plan, disability plan, survivor income plan or life insurance plan, as defined in Section 3(1) of ERISA, currently or hereafter made available by the Company in which Executive is eligible to participate.

3.  Position, Duties; Responsibilities.

3.1  It is contemplated that during the Period of Employment, Executive shall continue to serve as a principal officer of the Company; currently Executive Vice President, Finance and Chief Financial Officer. At all times during the Period of Employment, Executive shall hold a position of responsibility and importance with duties and responsibilities at least equal in scope, responsibility and importance to and commensurate with the position of Executive Vice President, Finance and Chief Financial Officer.

3.2  Throughout the Period of Employment Executive shall devote his full time and undivided attention during normal business hours to the business and affairs of the Company except for reasonable vacations. The office of Executive shall be located at the principal offices of the Company within the Racine, Wisconsin area and Executive shall not be required to locate his office elsewhere without his prior written consent.

4.  Compensation; Compensation Plans; Perquisites.

4.1  For all services rendered by Executive during the Period of Employment, Executive shall be paid as compensation:

(a)  A base salary, payable not less often than monthly, of no less than $405,000 per year, with such increases in such rate as shall be awarded from time to time in accordance with the Company's regular administrative practices of other salary increases applicable to executives of the Company in effect on the date of this Agreement; and

(b)  An annual incentive award or bonus under the Company's Management Incentive Plan, or such equivalent successor plan as may be adopted by the Company.

4.2  During the Period of Employment Executive shall be and continue to be a full participant in any and all executive incentive plans in which executives of the Company participate that are in effect on the date hereof and that may hereafter be adopted, including, without limitation, any stock option, stock purchase, stock appreciation right plans, restricted stock plans, or equivalent successor plans that may be adopted by the Company, with at least the same reward opportunities that have heretofore been provided. Nothing in this Agreement shall preclude improvement of reward opportunities in such plans or other plans in accordance with the present practice of the Company.

4.3  During the Period of Employment, Executive shall be entitled to participate in executive perquisites of the Company as determined by the Board of Directors for key employees, including without limitation, an office, secretarial and clerical services, paid annual Mayo Clinic Visits and income tax and estate planning services.

5.  Employee Benefit Plans.

5.1  Executive, his dependents and beneficiaries, including, without limitation, any beneficiary of a joint and survivor or other optional method of payment applicable to the payment of benefits under the Retirement Plans and any disability plan of the Company, shall be entitled to all payments and benefits during the Period of Employment to which officers of the Company, their dependents and beneficiaries, are entitled as the result of the employment of such officers under the terms of employee plans and practices of the Company for which officers, their dependents and beneficiaries, are eligible depending upon date hire, and to all payments or other benefits under any such plan or practice subsequent to the Period of Employment as a result of participation in such plan or practice during employment. Notwithstanding anything in this Section 5.1 to the contrary, Executive shall be entitled to participate in such retiree medical and welfare plans and other present or equivalent successor plans and practices of the Company (if any), at the then current contribution rates for which salaried employees, their dependents and beneficiaries are eligible, regardless of date of hire or service credit as required by such plans, if Executive retires after age 55 with at least ten years of service.

5.2  Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice, but, it being the intent of the parties that Executive shall continue to be entitled during the Period of Employment to perquisites as set forth in section 4.3 above and to benefits and service credit for benefits under section 5.1 above through the Period of Employment hereunder.

6.  Supplemental Retirement Benefit.

Since certain limitations are placed on the amount of benefits receivable by participants under certain of the Company's Retirement Plans and disability plans and amounts contributed by the Company to certain Defined Contribution Plans by the Code, the Company shall provide Executive and his beneficiaries with restorative benefits equal to the benefits lost under those plans as a result of these limitations. Payments of such supplemental benefits shall be made to Executive or his beneficiaries in a manner consistent with the elections available under the plans providing such supplemental benefits.

7.  Effect of Death or Disability Prior to a Change in Control.

7.1  In the event of the death of Executive during the Period of Employment and prior to a Change in Control, the legal representative of Executive shall be entitled to the compensation provided for in section 4.1 above for the month in which death occurred.

7.2  In the event of the Disability of Executive during the Period of Employment and prior to a Change in Control, Executive shall be entitled for a period of twelve (12) months to the benefits provided for in sections 4.1(a) and 4.1(b) above, at the rate being paid at the time of the commencement of Disability. After a disability period of twelve (12) months, Executive shall receive disability payments of 60% of the monthly compensation set forth in sections 4.1(a) and 4.1(b) less the amount of any Company group insured long-term disability benefits he receives. These disability payments are to continue to be paid to Executive until the end of the Period of Employment. This shall not preclude Executive from receiving disability benefits after the Period of Employment under the Company's group long-term disability plan. The term "Disability" as used in this Agreement shall mean the person (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer, or (iii) is determined to be disabled by the Social Security Administration.

8.  Termination of Employment Prior to a Change in Control.

8.1  In the event of a termination by the Company without Good Cause or a termination by Executive for Good Reason during the Period of Employment and prior to a Change in Control, the provisions of this section 8 shall apply. Any provision of this Agreement to the contrary notwithstanding, the payments, benefits and other matters provided in this section 8 in the event of such a Termination are in addition to any such items provided by section 6.

8.2  In the event of a termination of employment pursuant to section 8.1 above, the Company shall, as liquidated damages, severance pay, and payment for services rendered in the past, pay to Executive an amount equal to the Average Annual Earnings of Executive during the remainder of the Period of Employment. Such amount shall be paid to Executive in a lump sum within 60 days after his date of termination of employment, but not earlier than the first date on which the Company may make such payment without causing an additional tax to be paid by Executive under Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). During the remaining Period of Employment, Executive, his dependents and beneficiaries shall continue to be entitled to all benefits under employee benefit plans of the Company as if Executive were still employed and the period for which such payments are provided shall be continued service with the Company for the purpose of continued credits under the employee benefits plans and for purposes of determining payments and other rights in respect of awards made or accrued prior to termination under Executive incentive plans referred to in section 4.2; provided, however, if continued participation in any one or more of such plans is not possible under the terms thereof, the Company shall provide substantially identical benefits. In the event the Company contributions for coverage under the Welfare Plans would be treated as deferred compensation under Section 409A and contributions during the six (6) months following the date of Executive’s separation from service would cause Executive to be subject to an additional tax under Section 409A, Executive shall pay the entire cost of coverage during such six-month period and the Company shall reimburse Executive for the amount that the Company would have paid during such period on the first date that the Company may make such payment without causing an additional tax to be paid by Executive under Section 409A.

8.3  If prior to a Change in Control the employment of Executive with the Company is terminated by the Company for Good Cause or by Executive other than for Good Reason, Executive's Base Salary shall be paid through the date of his termination, and the Company shall have no further obligation to Executive or any other person under this Agreement. Such termination shall have no effect upon Employee's other rights, including but not limited to, rights under the Retirement Plans, Defined Contribution Plans and the Welfare Plans. In the event that Executive's employment shall be terminated by the Company during the Period of Employment and such termination is alleged to be for Good Cause, or the Company shall withhold payments or provision of benefits because Executive is alleged to be engaged in Competition in breach of the provisions of section 12 below or for any other reason, Executive shall have the right, in addition to all other rights and remedies provided by law, at his election either to seek binding arbitration within the Racine, Wisconsin area or other mutually agreeable area under the rules of the American Arbitration Association, or to institute a judicial proceeding; all costs of such arbitration or judicial proceeding including all attorney fees, are to be borne by the Company if Executive prevails.

9.  Termination of Employment Following a Change in Control.

9.1  The following provisions will apply if a Change in Control occurs during Executive’s active employment with the Company, and at any time during the 24 months after the Change in Control occurs, the employment of Executive with the Company is terminated by the Company for any reason other than Good Cause or Executive terminates his employment with the Company for any reason:

(a)  Base Salary and Bonus. The Company shall pay Executive an amount equal to three times the greater of: (A) the sum of Executive's Base Salary and Target Bonus, or (B) Executive's Average Annual Earnings. Such amount shall be paid to Executive in a lump sum within 60 days after his date of termination of employment, but not earlier than six (6) months following the date of termination in the event Executive terminates his employment with the Company for any reason.

(b)  Pro Rata Target Bonus. The Company shall pay Executive an amount equal to the pro rata portion of the Target Bonus that is applicable to the period commencing on the first day of the fiscal year in which the employment of Executive is terminated and ending on the date of such termination. Such amount shall be paid to Executive in a lump sum within 60 days after his date of termination of employment, but not earlier than six (6) months following the date of termination in the event Executive terminates his employment with the Company for any reason.

(c)  Supplemental Pension Benefit.

(1) The Company shall pay to Executive a monthly Supplemental Pension Benefit in an amount equal to the amount determined pursuant to clause a. below less the amount determined pursuant to clause b. below:

a. if the Pension Plan is not frozen with regard to compensation, the aggregate monthly amount of the pension benefit (“Pension”) that would have been payable to Executive under all Pension Plans if that Pension were computed by considering his monthly compensation during the three years following the termination of Executive following a Change in Control (the “Severance Period”) to be one-twelfth of his Base Salary and one-twelfth of the Target Bonus for all purposes of the Pension Plans;

b. the aggregate monthly amount of any Pension actually paid to Executive under all Pension Plans.

(2) The Supplemental Pension Benefit payable to Executive hereunder shall be paid to Executive in a lump sum within 60 days after his date of termination of employment, but not earlier than six (6) months following the date termination in the event Executive terminates his employment with the Company for any reason.

(3) If Executive dies prior to commencement of payment to him of his Pension under the Pension Plans, under circumstances in which a death benefit under the Pension Plans is payable to his surviving spouse or other beneficiary, then the Company shall pay a monthly Supplemental Death Benefit to Executive’s surviving spouse or other beneficiary entitled to receive the death benefit payable with respect to Executive under the Pension Plans in an amount equal to the amount determined pursuant to clause a. below less the amount determined pursuant to clause b. below:

a. the aggregate monthly amount of the death benefit that would have been payable to the surviving spouse or other beneficiary of Executive under the Pension Plans if that death benefit were computed by considering his monthly compensation during the Severance Period to be one-twelfth of his Base Salary and one-twelfth of the Target Bonus for all purposes of the Pension Plans;

b. the aggregate monthly amount of any death benefit actually paid to the surviving spouse or other beneficiary of Executive under the Pension Plans.

(4) The Supplemental Death Benefit payable with respect to Executive hereunder shall be payable at the same time and to the same persons as is applicable to the death benefit payable with respect to Executive under the Pension Plans.

(5) Any actuarial adjustments made under the Pension Plans with respect to the form or time of payment of a Pension or death benefit to Executive or his surviving spouse or other beneficiary under the Pension Plans shall also be applicable to the Supplemental Pension Benefit or Supplemental Death Benefit payable hereunder and shall be based upon the same actuarial assumptions as those specified in the Pension Plans.

(d)  Defined Contribution Supplement.

(1)  For each calendar year ending during the Severance Period, the Company shall pay to Executive a Supplemental Defined Contribution Benefit in an amount equal to the amount determined pursuant to clause a. below less the amount determined pursuant to clause b. below:

a.  the amount that would have been allocated to Executive's accounts under all Defined Contribution Plans ("Accounts") during such calendar year, assuming (A) that the amount of Executive's elective deferrals (as defined in Section 402(g)(3) of the Code) equals the amount of such elective deferrals Executive authorized in the calendar year immediately preceding the calendar year in which the date of commencement of the Severance Period occurs; (B) that all the Company contributions (except elective deferrals as defined in Section 402(g)(3) of the Code) were allocated to Executive's Accounts during such calendar year, in the amount that would have been allocated on behalf of Executive had Executive been actively employed during such calendar year; and (C) that Executive's rate of compensation (as defined in the applicable Defined Contribution Plan for purposes of determining the Company contributions) during such calendar year is identical to such rate of compensation on the date immediately preceding his termination of employment;

b.  the amount, if any, actually allocated to Executive's Accounts during such year.

(2)  Each Supplemental Defined Contribution Benefit shall be paid to Executive in a lump sum no later than 60 days after the end of each applicable calendar year during the Severance Period, but not earlier than six (6) months following the date of termination in the event Executive terminates his employment with the Company for any reason.

(3)  In the event of Executive's death prior to the end of the Severance Period, the Supplemental Defined Contribution Benefit shall continue to accrue for the duration of the Severance Period on the same basis as if Executive had not died. Such Supplemental Defined Contribution Benefit shall be payable to Executive's Beneficiary at the same time and manner as such Benefit would have been paid to Executive.

(e)  Acceleration of Option Vesting; Lapse of Restrictions on Shares of Stock. If upon the date of termination of Executive’s employment Executive holds any options with respect to stock of the Company, all such options will immediately become vested and exercisable upon such date and will be exercisable for 36 months thereafter. Any restrictions on stock of the Company owned by Executive on the date of termination of his employment will lapse on such date.

(f)  Welfare Plan Coverage. During the Severance Period, Executive and his spouse and other dependents will continue to be covered by all Welfare Plans maintained by the Company in which he and his spouse and other dependents were participating immediately prior to the date of his termination as if he continued to be an employee of the Company and the Company will continue to pay the costs of coverage of Executive and his spouse and other dependents under such Welfare Plans on the same basis as is applicable to active employees covered thereunder; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, the Company will provide substantially identical benefits. For purposes of the continuation of Executive's group health plan coverage required under Code Section 4980B, to the extent permitted by the applicable group health plan, (i) the period of extended coverage referred to in Code Section 4890B(f)(2)(B)(i)(I) shall commence on the first date that follows the end of the Severance Period, and (ii) the applicable notice period provided under Code Section 4980B(f)(6)(B) shall commence on the first date that follows the end of the Severance Period. In the event the Company contributions for coverage under the Welfare Plans would be treated as deferred compensation under Section 409A and contributions during the six (6) months following the date of Executive’s separation from service would cause Executive to be subject to an additional tax under Section 409A, Executive shall pay the entire cost of coverage during such six-month period and the Company shall reimburse Executive for the amount that the Company would have paid during such period on the first date that the Company may make such payment without causing an additional tax to be paid by Executive under Section 409A.

9.2  If after a Change in Control the employment of Executive with the Company is terminated by the Company or Executive other than under circumstances set forth in section 9.1, Executive's Base Salary shall be paid through the date of his termination, and the Company shall have no further obligation to Executive or any other person under this Agreement. Such termination shall have no effect upon Employee's other rights, including but not limited to, rights under the Retirement Plans and the Welfare Plans.

9.3  Notwithstanding anything herein to the contrary, in the event the Company shall terminate the employment of Executive for Good Cause hereunder, the Company shall give Executive at least thirty (30) days prior written notice specifying in detail the reason or reasons for Executive's termination.

9.4  This section 9 shall have no effect, and the Company shall have no obligations under this section 9, if Executive's employment terminates for any reason at any time other than during the 24 months following a Change in Control.

9.5  If Executive's employment with the Company terminates under circumstances described in section 9.1, then upon Executive's subsequent death, all unpaid amounts payable to Executive under sections 9.1(a) or 9.1(b), or section 10 shall be paid to his Beneficiary, all amounts payable under section 9.1(c) and 9.1(d) shall be paid pursuant to the terms of said section to his spouse or other beneficiary under the applicable plans, and if section 9.1 applies, his spouse and other dependents shall continue to be covered under all applicable Welfare Plans during the remainder of the Severance Period, if any, pursuant to section 9.1(f).

9.6  The Company shall pay Executive's reasonable attorneys' fees and legal expenses in connection with any judicial proceeding to enforce, construe or determine Executive's right to payments and benefits under this section 9, if Executive is a Prevailing Party in such litigation. Executive shall be deemed a "Prevailing Party" if (a) a court enters a judgment in his favor in connection with such litigation, or (b) the Company and Executive enter into a written agreement of settlement of such litigation. If Executive is not a Prevailing Party in such litigation, the Company shall pay Executive's reasonable attorney's fees and legal expenses in connection therewith, up to a maximum of $100,000.

10.  Excise Tax.

10.1  In the event that a Change in Control shall occur, and a final determination is made by legislation, regulation, ruling directed to Executive or the Company, by court decision, or by independent tax counsel described in section 10.2 below, that the aggregate amount of any payment made to Executive (a) hereunder, and (b) pursuant to any plan, program or policy of the Company in connection with, on account of, or as a result of, a Change in Control ("Total Payments") will be subject to the excise tax provisions of Section 4999 of the Code, or any successor section thereof, Executive shall be entitled to receive from the Company, in addition to any other amounts payable hereunder, a lump sum payment (the "Gross-Up Payment"), sufficient to cover the full cost of such excise taxes and Executive's federal, state and local income and employment taxes on this additional payment, so that the net amount retained by Executive, after the payment of all such excise taxes on the Total Payments, and all federal, state and local income and employment taxes and excise taxes on the Gross-Up Payment, shall be equal to the Total Payments. The Total Payments, however, shall be subject to any federal, state and local income and employment taxes thereon. For this purpose, Executive shall be deemed to be in the highest marginal rate of federal, state and local taxes. The Gross-Up Payment shall be made at the same time as the payments described in section 9.1 above.

10.2  Employer and Executive shall mutually and reasonably determine the amount of the Gross-Up Payment to be made to Executive pursuant to section 10.1. Prior to the making of any such Gross-Up Payment, either party may request a determination as to the amount of such Gross-Up Payment. If such a determination is requested, it shall be made promptly, at the Company's expense, by independent tax counsel selected by Executive and approved by the Company (which approval shall not unreasonably be withheld), and such determination shall be conclusive and binding on the parties. The Company shall provide such information as such counsel may reasonably request, and such counsel may engage accountants or other experts at the Company's expense to the extent that they deem necessary or advisable to enable them to reach a determination. The term "independent tax counsel," as used herein, shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party. It is hereby agreed that neither the Company nor Executive shall engage any such firm as counsel for any purpose, other than to make the determination provided for herein, for three years following such firm's announcement of its determination.

10.3  In the event the Internal Revenue Service subsequently adjusts the excise tax computation made pursuant to sections 10.1 and 10.2 above, the Company shall pay to Executive, or Executive shall pay to the Company, as the case may be, the full amount necessary to make either Executive or the Company whole had the excise tax initially been computed as subsequently adjusted, including the amount of any underpaid or overpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

11.  No Obligation to Mitigate Damages.

Executive shall not be required to mitigate the amount of compensation and benefits under this Agreement by seeking employment with others, or otherwise, and the amount of such compensation and benefits shall not be reduced or offset in any way by any income or benefits earned by Executive from another employer or other source after the termination becomes effective.

12.  Confidential Information; Non Compete.

12.1  Executive agrees not to disclose (either while in the Company's employ, or at any time thereafter), to any person not employed by the Company, or not engaged to render services to the Company, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Company, any confidential information obtained by him while in the employ of the Company, including, without limitation, information relating to any of the Company's inventions, processes, formulae, plans, devises, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision shall not preclude Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or Court order. The Agreement herein made in this section 12.1 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon Executive in respect of confidential information and trade secrets of the Company, its subsidiaries and Affiliates. If Executive shall at any time violate any obligation of his under section 12.1 in a manner that results in demonstrably material injury to the Company, he shall immediately forfeit his right to any benefits under this Agreement, and Employer shall thereafter have no further obligation hereunder to Executive or his spouse, Beneficiary or any other person.

12.2  Subject to the provisions of section 8.3 above, there shall be no obligation on the part of the Company to make any further payments under Section 8 or provide any benefits required under this Agreement pursuant to Section 8 if Executive shall, during the period that such payments are being made or benefits provided, engage in Competition with the Company as hereinafter defined.

12.3  The word "Competition" for the purposes of this section 12.3 and any other provision of this Agreement shall mean (a) taking a management position with or control of a business engaged in the design, development, manufacture, marketing or distribution of products, that constituted 5% or more of the sales of the Company and its subsidiaries and Affiliates during the last fiscal year of the Company preceding the termination of Executive's employment, in any geographical area in which the Company, its subsidiaries or Affiliates is at the time engaging in the design, development, manufacture, marketing or distribution of such products; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons, standing alone, be deemed Competition with the Company within the meaning of this section 12.3, (b) soliciting any person who is a customer of the businesses conducted by the Company, or any business in which Executive has been engaged on behalf of the Company and its subsidiaries or Affiliates at any time during the term of this Agreement on behalf of a business described in clause (a) of this section 12.3, or (c) inducing or attempting to persuade any employee of the Company or any of its subsidiaries or Affiliates to terminate his or her employment relationship in order to enter into employment with a business described in clause (a) of this section 12.3.

13.  Notices.

All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereof at the address given from time to time by the parties to this Agreement that address shall be such address as the addressee may have given most recently by a similar notice. Any such notice delivered in person shall be deemed to have been received on the date of delivery.

14.  General Provisions.

14.1  There shall be no right of setoff or counterclaim in respect of any claim, debt or obligation against any payments to Executive, his dependents, beneficiaries or estate, provided for in this Agreement.

14.2  The Company and Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained in this Agreement and, in the event of any such breach, the Company and Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of such agreements.

14.3  No right or interest to or in any payments shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

14.4  No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or setoff in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

14.5  No waiver by any party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

14.6  Except as herein provided, Executive shall not have any present right, title or interest whatsoever in or to any investments that the Company may make to aid it in meeting is obligations under this Agreement. Nothing contained in this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Executive or any other person.

14.7  In the event of Executive's death or a judicial determination of his incompetence, reference in this agreement to Executive shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his Beneficiary or Beneficiaries.

14.8  This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs and legal representatives, and the Company and its successors, including, without limitation, any corporate or corporations acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successors shall thereafter be deemed embraced with the term "the Company" for the purposes of this Agreement).

14.9  In the event that any provision of this agreement, or portion thereof, shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement and parts of such provision not so invalid or unenforceable shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.10  This Agreement may be executed in counterparts, each of which shall be deemed an original.

14.11  For purposes of this Agreement, (a) employment or termination of employment of Executive shall mean employment or termination of employment with the Company and all Affiliates, (b) Base Salary, Target Bonus, Five-Year Average Base Salary and Five-Year Average Actual Bonus shall include remuneration received by Executive from the Company and all Affiliates, and (c) the terms Defined Contribution Plan, Retirement Plan and Welfare Plan maintained or made available by the Company shall include any such plans of any Affiliate of the Company.

14.12  The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Wisconsin.

15.  Entire Agreement; Amendment or Modification.

15.1  This Agreement contains the entire Agreement between the Company and Executive and supersedes any and all previous agreements; written or oral; between the parties relating to the subject matter hereof, including without limitation the Employment Agreement dated as May 12, 2003 between Executive and the Company and the Change of Control and Termination Agreement effective May 12, 2003 between Executive and the Company.

15.2  No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors of the Company or any authorized committee of the board of Directors and shall be agreed to in writing, signed by Executive and by an officer of the Company hereunto duly authorized.

16.  Compliance with Section 409A of the Internal Revenue Code.

If any payment or benefit provided under this Agreement is reasonably determined by either party to be subject to for any reason to a material risk of additional tax under Section 409A of the Code, Executive and the Company agree to take such reasonable steps as may be appropriate to avoid such additional tax without materially changing the economic value of the Agreement to either party.

17. Benefits Unfunded.

All rights under this Agreement of Executive and his spouse, Beneficiary or other beneficiary under the Retirement Plans, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. None of Executive, his spouse, Beneficiary or any other beneficiary under the Retirement Plans shall have any interest in or rights against any specific assets of the Company, and Executive and his spouse, Beneficiary or other beneficiary shall have only the rights of a general unsecured creditor of the Company. Notwithstanding the preceding provisions of this section 17, the Officer Nomination and Compensation Committee of the Board of Directors of the Company, in its discretion, shall have the right, at any time and from time to time, to cause amounts payable or potentially payable to Executive, his spouse or his Beneficiary to be paid to the trustee of a Rabbi Trust or any similar trust to be established by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 15th day of June, 2007.

MODINE MANUFACTURING COMPANY

BY:

/s/ David B. Rayburn
David B. Rayburn
President and Chief Executive Officer

EXECUTIVE

BRADLEY C. RICHARDSON

/s/ Bradley C. Richardson
Bradley C. Richardson
(SEAL)

Attest:

/s/ Dean R. Zakos
Dean R. Zakos, Secretary